THIS CONTRACT was drawn up on January 12, 2005 by and between ECOIDEA S.R.L., ELECTRONIC SOLAR S.R.L., EUROPEAN WASTE SOLUTION, LTD., L&R ENERGY COMPANY LLC (hereinafter referred to as the “PARTIES”) and NATHANIEL ENERGY CORPORATION (hereinafter referred to as “NATHANIEL”).

RECITALS

 WHEREAS, ECOIDEA S.R.L. (hereinafter referred to as “ECOIDEA”) is constructing a plant situated at Via S. Michele, 41, 37044 Cologna Veneta (Verona), Italy, to produce electricity by means of the combustion of waste-derived fuel (hereinafter referred to as the “PLANT”) using NATHANIEL patented technology and two NATHANIEL model 1800 HP Thermal Combustors (hereinafter referred to as “GASIFIERS” or “THERMAL COMBUSTORS”); and

WHEREAS, ECOIDEA signed a contract with Electronic Solar, S.R.L., an Italian company with headquarters in Cappelletta di Noale (Venezia), via Giovanna D'Arco 36 (hereinafter referred to as "ES") for the design, supply, installation, start-up, operation, management, and maintenance of the PLANT; and

WHEREAS, ES signed a contract with European Waste Solution, Ltd., a company founded and operated in accordance with the laws of the State of Delaware (U.S.A.) (hereinafter referred to as "EWS") for the design, start-up, and installation of the PLANT, as well as the supply of guidelines, user manuals, lists of replacement parts with prices, and materials necessary for the foreseeable maintenance of the PLANT; and

WHEREAS, EWS signed a contract with L&R Energy Company, LLC, a limited liability company founded and operated in accordance with the laws of the State of New York (U.S.A.) (hereinafter referred to as "L&R") for the supply and start-up of the gasification system for the PLANT; and

WHEREAS, L&R signed a contract with NATHANIEL for the design, supply and start-up of the gasification system for the PLANT (hereinafter referred to as the "Gasifier Agreement"), regarding two model 1800 HP Thermal Combustors; and

WHEREAS, the aforementioned PARTIES and NATHANIEL stipulated an agreement dated July 16, 2004 (hereinafter referred to as the "Agreement"), which has in turn been amended, which partially modified the agreements detailed in the WHEREAS sections above; and

WHEREAS, as set forth in the Agreement, the PARTIES and NATHANIEL agreed that the sum of U.S. $3 million owed by L&R to NATHANIEL pursuant to the Gasifier Agreement was to be paid directly by ECOIDEA in the form of assignments of credits as detailed in the Agreement; and

WHEREAS, the PARTIES and NATHANIEL subsequently amended the Agreement on August 25, 2004, moving the milestone date for completing and testing the PLANT from September 30, 2004 to October 30, 2004. In addition, the Parties agreed to disburse fifty percent (50%) of the payments due under the aforementioned agreements to the respective PARTIES and NATHANIEL, provided one of the GASIFIERS worked for four consecutive days; and

WHEREAS, NATHANIEL and the PARTIES wish to complete the start-up and acceptance testing of the GASIFIERS without further delay;

NOW THEREFORE, the PARTIES and NATHANIEL hereby agree as follows:

Article 1
Payments to NATHANIEL

1.1 Amendments to the contract price of the Gasifier Agreement: The contract price that ECOIDEA, pursuant to the credit assignments set forth in the Agreement, will pay to NATHANIEL on behalf of L&R as payment of the contract price specified in the Gasifier Agreement shall be calculated as follows: U.S. $3 million, equal to the previously stipulated contract price, minus U.S. $900,000, equal to the expenses incurred by ECOIDEA for making changes and developments to the GASIFIERS. This sum will be deducted from the sum owed to NATHANIEL, which will therefore total U.S. $2.1 million.

1.2 Terms of payment of contract price pursuant to Gasifier Agreement: The contract price as stipulated in the Gasifier Agreement, as detailed in Section 1.1 above, will be paid as follows.

(a) At the signing of this contract, ECOIDEA, on behalf of L&R and as partial payment of the credit assignments detailed in the Agreement, will pay NATHANIEL U.S. $300,000 as a first installment of the contract price set forth in the Gasifier Agreement. This payment will occur by means of a wire transfer made to the account number specified by NATHANIEL.

(b) Within three days of the date of a positive outcome of the acceptance test of the first GASIFIER (identified by the PARTIES and NATHANIEL as Unit No. 2), as detailed in Article 3 below, ECOIDEA, on behalf of L&R, will pay NATHANIEL, by means of the credit assignments set forth in the Agreement, the sum of U.S. $750,000, through a wire transfer to the account number specified by NATHANIEL, as a second installment of the contract price as detailed in Section 1.l above.

(c) Within three days of the date of a positive outcome of the acceptance test of the second GASIFIER (identified by the PARTIES and NATHANIEL as Unit No. 1), as detailed in Article 3 below, ECOIDEA, on behalf of L&R, will pay NATHANIEL, by means of the credit assignments set forth in the Agreement, the balance of U.S. $1,050,000, through a wire transfer to the account number specified by NATHANIEL, as fulfillment of the contract price as detailed in Section 1.1 above.

1.3 Reimbursement for shipping costs and expenses related to changes: On the day of a positive outcome of the acceptance test of Unit No. 1, as detailed in Article 3 below, ECOIDEA, on behalf of L&R, will pay NATHANIEL the sum of U.S. $274,643.02, through a wire transfer to an account number specified by NATHANIEL, as reimbursement for shipping, internal transport and packaging costs, and to cover Purchase Order Changes. ECOIDEA and L&R hereby confirm that they have received and examined the documentation which was requested to justify such costs and have deemed it satisfactory. L&R commits to reimbursing ECOIDEA the sum of U.S. $274,643.02, as indicated above, by deducting this amount from the amount that is owed by ECOIDEA to L&R in consideration for the credit assignments as detailed in the Agreement.

1.4 Reimbursement of costs related to completion and start-up assistance: ES and EWS jointly shall pay NATHANIEL the sum of U.S. $40,000, in the amount of U.S. $20,000 each, fourteen days after signing the present contract, and an additional U.S. $40,000, in the amount of U.S $20,000 each, thirty days after signing the present contract. All payments detailed in this Section 1.4 shall be made to an account number specified by NATHANIEL.

The PARTIES, in good faith, commit to reaching an agreement with each other and with NATHANIEL regarding the sharing of any reasonable expense that NATHANIEL might incur with regard to any personnel it might need to send on-site to the PLANT and the maintenance costs of additional personnel necessary to provide the technical assistance for a final start-up of the GAS1FIERS. In such a case, ECOIDEA will pay to NATHANIEL the amounts detailed in the previous paragraph, upon the provision by NATHANIEL of supporting documentation, and will be entitled to reimbursement by the other PARTIES based on proportions and modalities to be agreed upon.

Article 2
Contract prices agreed upon between the PARTIES

2.1 Amendments to the contract prices agreed upon in the covenants between the PARTIES: With the exception of what is detailed in Section 1.1 with regard to the contract price of the Gasifier Agreement, in consideration of the costs incurred by ECOIDEA for the changes and developments made to the GASIFIERS with the help of a highly competent and professional company specialized in the heat regeneration field, the PARTIES agree that ECOIDEA has the right to be reimbursed for such costs, in the amount of U.S. $900,000.00.

The contract price agreed upon between ECOIDEA and ES, recalled in the recitals of this contract, must therefore be revisited by deducting the sum of U.S. $900,000.00. The same provision is applicable to the contract prices set forth in the covenants between ES and EWS, and EWS and L&R, recalled in the recitals of this contract.

Furthermore, in consideration for the sum that ECOIDEA will anticipate on behalf of L&R for the costs indicated in Section 1.3, the contract prices set forth in the covenants between ECOIDEA and ES, between ES and EWS, and between EWS and L&R, need to be reduced as follows: by the sum of U.S. $650,000.00 regarding the covenant between ES and EWS, and by the sum of U.S. $250,000.00 regarding the covenant between EWS and L&R.

2.2 Terms of payment of contract prices as set forth in the covenants between the PARTIES: The contract price specified in the covenants between the PARTIES, referred to in the recitals of this contract, will be paid in accordance with the terms and conditions stipulated between the PARTIES as set forth in each covenant between the interested parties.

Article 3
NATHANIEL's OBLIGATIONS

3.1 Completion of the start-up of the two GASIFIER units: NATHANIEL commits to completing the start-up of the two GASIFIERS, which need to conform to the requisites, the gasification capacity and all other specifications detailed in this contract stipulated between the PARTIES and NATHANIEL, in accordance with the terms set forth in this contract and in this Article 3. Unit No.2 must be completed and tested on or before January 31, 2005; Unit No. 1 must be completed and tested on or before February 28, 2005. These completion dates, however, can be amended if: i) any one of the PARTIES does not comply or has not complied with its obligations and/or responsibilities, and these were a requirement for NATHAN1EL to be able to fulfill its contract responsibilities in terms of completing the start-up of the two Thermal Combustors™; or ii) if the conditions set forth in Section 7.2 are not met.

3.2 Gasifier performance and acceptance testing: The payment to NATHANIEL of the sums detailed in sections 1.2, paragraph (b); 1.2, paragraph (c); and 1.3 shall take place only following a successful gasification of Italian WDF, which is defined in the following paragraphs of this section. Gasification shall be measured on twelve (12) hour intervals (every 24-hour day), for four (4) consecutive days to demonstrate successful gasification pursuant to the terms set forth and defined below. Each day NATHANIEL will communicate the beginning of the 12-hour gasification period to the PARTIES.

Gasification is defined as follows:
a)
The gasification phase of the Thermal Combustor takes place in the gasification chamber, where high temperatures ignite the fuel in an atmosphere which contains little oxygen, thus producing an exhaust gas composed of carbon monoxide (CO), carbon dioxide (CO2), hydrogen (H), methane, traces of higher hydrocarbons, water, nitrogen, and small quantities of different pollutants.

b)
The combustion of a solid hydrocarbon-based fuel in the Thermal Combustor is demonstrated by the rise in temperature from the gasification zone (gasification chamber, oxidation chamber, and transition chamber) to the fire tube when air is added to the latter.

3.3 Energy Output guarantees

Notwithstanding the obligations and warranties set forth for each PARTY in the covenants referred to in the recitals of this agreement with regard to the PLANT’s energy output capacity, NATHANIEL guarantees that the Thermal Combustors will be capable of the following energy output:

- sufficient heat to produce 19,240 kg/hr at 40 bar and 380°C steam measured at the orifice plate of the boiler exit of each line based on fuel specifications, that must be equal or greater than the specifications contained in Attachment B to this contract.

3.4 Tolerance
The PARTIES and NATHANIEL agree to deem a steam production up to 5% lower with regard to that indicated in Section 3.3 as acceptable and within the tolerance limits for these plants. Therefore, the PARTIES agree, each in its own area of responsibility, that if the total value of steam produced is less than 5% lower with respect to the values guaranteed by NATHANIEL, the contractual obligations set forth in Section 3.3 shall be considered fulfilled, and there will be no reduction in the contract price as detailed in Article 1 of this contract.

3.5 Price reduction
In the event the thermal power and the steam produced are 5-10% lower than the value specified in paragraph 3.3 when measured during the acceptance test, or 10-15% lower than the value indicated in paragraph 3.3 when measured monthly during PLANT operation, the PARTIES agree that the contractual obligations set forth in Section 3.3 shall be considered fulfilled. However, the amount owed to NATHANIEL in accordance to the terms set forth in Section 1.1 of this contract will decrease by U.S. $11,000.00 (eleven thousand dollars) for each tenth of a percentage point of lesser steam output, up to a maximum of U.S. $649,000.00 (six hundred and forty nine thousand dollars), deductible from NATHANIEL's contract price, where the balance is to be deducted from the PARTIES' contract prices in accordance with their responsibility, as set forth in the preceding paragraphs. If the percentage includes between 0 and 4 hundredths of a percentage point, the amount will be rounded down to the next tenth of a percentage point; if the percentage includes between 5 and 9 hundredths of a percentage point, the amount will be rounded up to the next tenth of a percentage point (for example, a production which is 5.74 percentage points lower than the estimated one will be rounded down to 5.7% or 57 tenths of a percentage point, while production which is 5.75% lower than the estimated one will be rounded up to 5.8% or 58 tenths of a percentage point).

If the lower steam output is measured during testing, and falls within the ranges indicated in this Section 3.5, the amount deducted from the sum owed to NATHAN1EL, calculated based on the indications of the above section, will be deducted from the partial payments of the contract price indicated in Section 1.2, paragraphs (b) and (c).

If the lower steam output is measured during plant operation, the warranties and responsibilities of the PARTY who is responsible for the lower output wilt be applied, and that PARTY shall reimburse ECOIDEA in accordance with the terms set forth in the preceding sections.

3.6 Insufficient Energy, Output

If the steam output is lower than the guaranteed capacity by more than 10%, in accordance with the terms set forth in Section 3.3, the PARTIES can ask NATHANIEL to deliver the guaranteed steam output, in accordance with the terms of Section 3.3, within the tolerance range indicated in sections 3.4 and 3.5, within 60 days of the date of mailing of a notice that shall be delivered to NATHAN1EL in written form, by certified mail, with a return receipt.

If steam output is more than 15% lower than the guaranteed Output, in accordance with the terms set forth in Section 3.3, and in the event the reduced output continues for more than 60 days after receipt of the aforementioned warning to NATHANIEL sent by certified mail with a return receipt, the PARTIES will have the right to resolve the contract based on Article 1456 of the Italian Civil Code. In this case, NATHAN1EL shall remove the GASIFIERS and all proprietary related devices and assets from the PLANT (within a reasonable time-frame, assuming all necessary costs, and assuming full responsibility), and shall remove them from ECOIDEA's property. NATHANIEL shall also return to ECOIDEA all amounts received based on terms set forth in Article 1, with the exception of items 1.3 and 1.4, within seven days from the deadline specified in the preceding section, notwithstanding the damage compensation owed to each PARTY as set forth in the covenants recalled in the recitals of this document.

3.7 User Manuals: Once the PLANT is completed and once NATHANIEL has been paid all it is owed based on the terms set forth in sections 1.2, 1.3 and 1.4, NATHAN1EL will supply ECOIDEA with the User and Maintenance Manuals, which must contain a list of recommended replacement parts.

3.8 Security: NATHANIEL will continue to supply advice related to safety aspects and help the PARTIES set up operation and maintenance procedures until PLANT completion.

Article 4
Changes to Gasifiers

4.1 NATHANIEL's approval for changes and delivery: By undersigning this contract, NATHANIEL certifies that they have verified all operations related to improvement, structure, mechanical aspects and parts replacement of the PLANT, including the changes made to the hardware and software management system, as well as all tasks related to the completion and start-up of the GAS1FIERS carried out to this date by the PARTIES and by highly professional and competent third parties hired by the PARTIES.

NATHANIEL specifically declares, and the .PARTIES accept, that all tasks specified in the previous paragraph, carried out between October 14, 2004 and January 4, 2005, and which are detailed in Attachment A to this contract, have been carried out correctly and in full compliance with the GASIFIER project, and accepts and approves all work carried out by the PARTIES or by others hired by the PARTIES between October 14, 2004 and January 4, 2005 for the completion and start-up of the GASIFIERS. Furthermore, NATHANIEL shall fulfill its obligations with regard to the operation and start-up of the GAS1FIERS in accordance with the terms set forth in this contract, notwithstanding the terms specified in Section 3.1, without requesting any additional payment and/or reimbursement and/or claim and/or compensation other than those indicated in Article 1.

In consideration for all of the above, NATHANIEL waives all contestations, demands, and/or claims with respect to the PARTIES and, in accordance with Article 1411 of the Italian Civil Code, with respect to any third party hired by the PARTIES to carry out the tasks detailed in the previous sections between October 14, 2004 and January 4, 2005, and declares it wilt not ask the PARTIES, nor, in accordance with Article 1411 of the Italian Civil Code, any third party hired by the PARTIES to carry out the tasks detailed in the preceding paragraphs, for any reimbursement, claim, compensation, and/or any other kind of demand arising from the tasks described in Attachment A.

If NATHANIEL does not receive all payments as detailed in sections 1.2, 1.3 and 1.4, in accordance with the terms and conditions set forth in such sections, or if one of the PARTIES does not allow NATHANIEL to execute its rights based on any article of this contract, or if one of the PARTIES is responsible for not allowing NATHANIEL to act in accordance with this contract, the Gasifier Agreement, or the Agreement or any other covenant and amendment stipulated between NATHANIEL and all of the PARTIES, NATHANIEL will maintain all rights and remedies and will be entitled to ask the PARTIES for compensation or reimbursement, and/or to make any other claim or demand that may arise from the activities carried out between October 14, 2004 and January 4, 2005. The defaulting PARTIES shall have the right to recoup on the PARTY that determined NATHANIEL's action as specified previously.

4.2 Ownership of changes: The PARTIES hereby agree that any intellectual property and know-how, any change or update to any part of the GASIFIERS hardware, software, HMIs [human-machine interfaces], configuration and documentation (hereinafter referred to as "Nathaniel Intellectual Property") will continue to belong to NATHANIEL, if it does already, or will be transferred to NATHANIEL if it belongs to a third party, and is held by the PARTIES, with the exception of any third-party rights. Once NATHANIEL has been paid the amounts detailed in sections 1.2, 1.3 and 1.4, NATHAN1EL commits to granting ECOIDEA a lifetime royalty-free, non-transferable, and non-assignable free license for the use and maintenance of Nathaniel Intellectual Property, to be used exclusively on-site and for the plant situated in Cologna Veneta, Italy.

Article 5
Access to PLANT and related data

5.1 Access to PLANT for demonstration purposes: Once the PLANT has been completed, and with prior reasonable forewarning from NATHANIEL, the PARTIES will allow NATHANIEL personnel, guests, clients, and invitees to access the PLANT in order to observe the GASIFIERS for NATHANIEL's marketing and research purposes.

The access of those persons indicated in the previous section shall occur at times and in a fashion that shall not cause any inconvenience to ECOIDEA and their activities, and without violation in any form whatsoever of the interests of ECOIDEA or any third party.

With a prior reasonable forewarning from NATHANIEL, the PARTIES shall also allow NATHANIEL personnel or agents to film or photograph NATHANIEL Gasifiers for NATHANIEL's marketing and research purposes, in accordance with the terms indicated above. Finally, the PARTIES shall cooperate with NATHANIEL with regard to any type of material, report or research article that NATHANIEL produces on the Gasifiers installed in the PLANT, if and when NATHANIEL requests it. ECOIDEA understands that NATHANIEL intends to leverage the PLANT's success for business and marketing purposes.

5.2 Access to data: Once the PLANT has been completed, ECOIDEA shall supply, upon NATHANIEL's request, the data obtained from the DCS device, the fuel samples and any other information which the parties agree upon on a per request basis. IfNATHAN1EL were to request data or samples which have not been gathered by ECOIDEA, NATHANIEL must be allowed to gather such data at their own expense, notwithstanding the rights and interests of ECO]DEA or any third party.

Article 6
Privacy, and trade secret protection

6.1 Recognition of NATHANIEL's proprietary rights: The PARTIES confirm and acknowledge that the patents related to the Gasifiers, the software and the programming requested to operate them, the projects and the models used along with the Gasifiers and all other NATHANIEL Intellectual Property are trade secrets of which NATHANIEL is the owner. Similarly, NATHANIEL recognizes and confirms that the other PARTIES possess information and intellectual property that is owned by them and that is confidential in nature.

6.2 Non-disclosure of trade secrets: The PARTIES shall use all precautions reasonably necessary to keep, protect, and maintain the confidential nature of the information disclosed by NATHANIEL. The PARTIES agree such confidential information belongs to NATHAN1EL and is not in the public domain; they agree not to disclose such information and shall exercise all necessary reasonable care to prevent the disclosure of confidential information to any person, company or entity not already possessing such knowledge. In accordance with this contract, the non-disclosure clause for the PARTIES shall remain valid until all confidential information is known in the field or falls into the public domain through no wrongful act of the PARTIES. Notwithstanding the foregoing, the PARTIES have a right to disclose confidential information as required by law or court order, or as ordered by a judicial or administrative agency of competent jurisdiction.

6.3 Non-disclosure of confidential information by NATHANIEL: NATHANIEL shall exercise all necessary reasonable care to keep, maintain, and protect any confidential information disclosed by the PARTIES that belongs to the PARTIES and is not in the public domain, and warrants not to disclose such confidential information to any person, company, or entity not already possessing such information. In accordance with this contract, the non-disclosure clause for NATHAN1EL shall remain valid until all confidential information is known in the field or falls into the public domain through no wrongful act by NATHAN1EL. Notwithstanding the foregoing, NATHANIEL has a right to disclose confidential information as required by law or court order, or as ordered by a judicial or administrative agency of competent jurisdiction.

Article7
Fuel

7.1 Fuel specifications: The PARTIES acknowledge that the Gasifiers need a constant and reliable supply of densified fuel with a minimum PCI value and which overall matches the specifications detailed in Attachment B. In the event fluff is used, i.e. refuse derived fuel with a density index below 350 kg/m3 which is not compact enough to maintain a compressed pellet form, ECOIDEA shall accept reduced functionality and output, and NATHANIEL shall not be liable for any fine as specified in sections 3.5 and 3.6 of this document. If using fluff, the requirements for energy output of the Thermal Combustors set forth in sections 3.3, 3.4., 3.5 and 3.6 shall not be valid, and NATHANIEL shall have a right to any outstanding amount of the contract price, as specified in Article 1, that has not been paid to date as specified in Article 1, as long as performance is completed as described in Section 3.2.

7.2 WDF specifications: NATHANIEL's obligation to fulfill the conditions set forth in sections 3.2 and 3.3 is explicitly dependant on a party other than NATHANIEL supplying the PLANT with WDF that meets the fuel specifications indicated in "WDF (Waste-Derived Fuel) Specifications for Gas Combustors" attached to this contract under Attachment B.

7.3 WDF Sampling and testing: In order to verify that the WDF supplied to the PLANT site for performance and acceptance testing of the Gasifiers meets the WDF Specifications, ECO1DEA shall allow NATHANIEL to obtain samples and test both densified and non-densified WDF in highly competent laboratories chosen jointly by the PARTIES and NATHANIEL. NATHANIEL shall be responsible for, and in charge of, the transport (if allowed by the Italian competent authorities), the analysis, mid the testing, which shall be carried out before the final test date.

7.4 NATHANIEL's right to renounce sampling and testing: NATHANIEL personnel shall inspect the WDF delivered to the PLANT and the densified WDF to be used during performance and acceptance testing of the Gasifiers. In the event a visual inspection finds the WDF compliant to the WDF Specifications, NATHANIEL can advise ECOIDEA that it renounces the right to verify that the sampling and testing requirements specified in Section 7.3 have been met. This waiver, however, does not imply a waiver of the condition that the WDF must meet the WDF Specifications. If, following NATHANIEL's communication to ECO1DEA that it chooses not to verify that the sampling and testing requirements specified in Section 7.3 have been met, the quality of subsequent deliveries of WDF appears not to meet the WDF Specifications,

NATHANIEL can advise ECOIDEA that it intends to restore the verification of the sampling and testing requirements set forth in Section 7.3.

Article 8
Miscellaneous Provisions

8.1 Communications: Any communication or notice requested or permitted by the present contract shall be considered adequate if supplied in written form and delivered personally or by certified mail with a return receipt, addressed to the addresses specified below, or any others that the Parties to this contract indicate via a notification that meets the requirements set herein:

TO NATHANIEL:	TO ECOIDEA:
Nathaniel Energy Corporation c/o George Cretecos, COO 8001 South InterPort Boulevard, Suite 260 Englewood, Colorado 80112 Tel: 1-303-470-6075 Fax: 1-303-470-6079 e-mail: gcretecos@nathanielenergy.com	ECOIDEA S.R.L. Via S. Michele, 41 37044 Cologna Veneta (Verona) Italy Tel: 39 045 88 76 200 Fax: 39 0442 411371 e-mail: aupiz@tin.it
TO: ELECTRONIC SOLAR S.R.L.:	TO: EUROPEAN WASTE SOLUTION, LTD.:
ELECTRONIC SOLAR S.R.L. Via S.G. d'Arco, 36 30033 Cappelletta di Noale Venezia, Italy Tel: 39 041 5800444 Fax: 39 041 5800960 e-mail: antonello@electroniesolar.com	EUROPEAN WASTE SOLUTION, LTD. Via Fusinieri, 62 36100 Vicenza Italy Tel: 39 044 4300438 Fax: 39 044 4300438 e-mail: ews@keycomm.it
TO: L&R ENERGY COMPANY, LLC:
L&R ENERGY COMPANY, LLC 8821 S. Blue Mountain Place Highlands Ranch, CO 80126 Tel: 1-303-470-6075 Fax: 1-303-470-6079 e-mail: landrenergy.comcast.net
8.2 Recitals and attachments: The recitals and attachments of this document represent an integral and substantive part of the document.

8.3 Nature and effects of this contract: This contract incorporates and modifies, as applicable to each of the undersigned parties, the covenants detailed in the recitals, the Agreement, and its subsequent amendment of August 25 2004, which remain valid and unchanged in all aspects other than those specified, modified, or eliminated by the present contract. The PARTIES hereby explicitly declare that the nature and effects of the present contract are not those of a transaction, except for the aspects for which such aims and effects have been explicitly agreed upon, and it shall not affect any existing challenges initiated by any of the undersigned parties, and has the wider scope of acting in the competent sites to safeguard the parties' rights and interests.

8.4. Applicable Law: This Agreement shall be governed by, and construed and enforced in accordance with, Italian law.

8.5. Jurisdiction: Any dispute regarding the validity, effectiveness, interpretation, execution, non-performance, or resolution of the present contract shall be resolved solely through the jurisdiction of the Italian Jurisdictional Authorities.

8.6. Contractual document: The present contract, drawn up in five originals, one for each of the undersigned parties, consists of 11 (eleven) pages, 8 (eight) articles, including the present one, and 2 (two) attachments, indicated by letters A) and B), and is initialed, as are the attachments, in the margins by the undersigned parties, and signed below.

Each original copy of the present contract contains the Italian version of the text and its English translation. In the event of any inconsistency or difference, the parties agree that the original Italian text will prevail.

NATHANIEL ENERGY CORPORATION /s/ George A. Cretecos By: George A. Cretecos	ECOIDEA, S.R.L. /s/ Augusto Pizzolo By: Augusto Pizzolo
ELECTRONIC SOLAR S.R.L. LTD. /s/ Antonello Giovanni By: Antonello Giovanni	EUROPEAN WASTE SOLUTION, /s/ Gianfranco Licursi By: Gianfranco Licursi
L&R ENERGY COMPANY, LLC /s/ Larry L. Robinson By: Larry L. Robinson